Exhibit 5.1

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
T: (858) 677-1400
F: (858) 677-1401
www.dlapiper.com

March 19, 2026

QUALCOMM Incorporated
5775 Morehouse Dr.
San Diego, CA 92121-1714

Ladies and Gentlemen:

As legal counsel for QUALCOMM Incorporated, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), of 24,000,000 shares of Common Stock, $0.0001 par value (the “Shares”), of the Company which may be issued pursuant to the Amended and Restated QUALCOMM Incorporated 2023 Long-Term Incentive Plan (the “Restated 2023 LTIP”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation laws of the State of Delaware and the federal law of the United States.

Based on such examination, we are of the opinion that the Shares which may be issued under the Restated 2023 LTIP, when issued against receipt of the consideration therefor in accordance with the provisions of the Restated 2023 LTIP, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement referred to above and the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Respectfully submitted,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)